Exhibit 10.1

September 18, 2007

[Employee]

LaBranche & Co Inc.

One Exchange Plaza

New York, NY 10006

RE: Change in Control Agreement

Dear                                 :

LaBranche & Co Inc. (the “Company”) has determined that appropriate steps should be taken to reinforce and encourage your continued employment and dedication, in light of the prospect of a sale of the Company or other change in control transaction. In consideration for you remaining in its employ, the Company and you agree as follows:

1. TERM

This Agreement shall be effective on the date hereof (the “Effective Date”) and shall continue in effect until the end of the twelve month period following a Change in Control (as defined below); provided, however, that this Agreement shall immediately terminate upon your termination of employment for any reason other than by the Company without Cause (as defined below) or by you for Good Reason (as defined below).

2. TERMINATION OF YOUR EMPLOYMENT IN CONNECTION WITH A CHANGE IN CONTROL.

In the event of a Qualifying Termination (as defined below), then:

(a) the Company shall pay to you a lump-sum cash amount equal to one times the sum of (i) your annual base salary in effect immediately prior to the Change in Control or your annual base salary in effect immediately prior to the date of your termination of employment, whichever is greater and (ii) the annual cash bonus paid to you for the calendar year immediately preceding the year in which your employment with the Company is terminated or the aggregate cash bonus paid to you during the twelve month period immediately preceding the date your employment with the Company is terminated, whichever is greater (and you shall not be entitled to any other severance benefits which may otherwise be payable to you upon a termination of employment as set forth in any other agreement between you and the Firm (as defined below), if any) (the “Change in Control Payment”), payable within 10 business days after the date of such Qualifying Termination; and

(b) you and your family shall receive continuation of group health plan benefits (including all life insurance, health, accident and liability plans and programs) to which you were entitled to participate in immediately prior to a Qualifying Termination to the extent authorized by and consistent with COBRA until the earlier of (i) the twelve-month period following the date of a Qualifying Termination and (ii) your employment with a new employer, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination.

3. SECTION 409A.

To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“409A Guidance”). Notwithstanding anything in this Agreement to the contrary, if at the time of your termination of employment with the Company, you are a “specified employee” within the meaning of Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under 409A Guidance, then the portion of the Change in Control Payment that is nonqualified deferred compensation under 409A Guidance shall, to the extent necessary, be paid out in a lump sum on the first day following the six month anniversary of the date of your Qualifying Termination. The Company shall consult with you in good faith regarding the implementation of this Section 3; provided, that none of the Firm or any of its directors, employees or representatives shall have any liability to you with respect thereto.

4. DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall mean: (1) your material breach of, or material failure or refusal to perform your duties to the Firm which is not cured by you within thirty (30) days of your receipt of written notice thereof; (2) your violation of any material Firm policy (including, but not limited to, the Firm’s Code of Conduct, Corporate Governance Guidelines, Compliance Manual and Written Supervisory Procedures) as in effect from time to time which is materially damaging to the business or reputation of any member of the Firm individually or the Firm as a whole and which is not cured (if such violation is in fact curable) by you within thirty (30) days of your receipt of written notice thereof; (3) your conviction of (or plea of nolo contendere with respect to) a felony or other crime involving moral turpitude; (4) your performance of any act or your material failure to act which constitutes, in the reasonable good faith determination of the Firm, fraud or a breach of a fiduciary trust, including without limitation misappropriation of funds or misrepresentation of the Firm’s operating results or financial condition to any member of the Firm individually or the Firm as a whole or any executive officer; (5) your gross negligence, willful misconduct, or reckless or intentional engagement in conduct or activities materially damaging to the business or reputation of any member of the Firm individually or the Firm as a whole, as determined in reasonable good faith by the Firm; or (6) your becoming subject to any “statutory disqualification” within the meaning of Section 3(a)(39) of the Securities Exchange Act of 1934, as amended.

(b) “Change in Control” shall mean:

(i) any person (other than George M.L. LaBranche, IV, James G. Gallagher, Alfred O. Hayward and William J. Burke, III, the Subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of the Subsidiaries, any company owned, directly or indirectly, by the stockholders of the Subsidiaries in substantially the same proportions as their ownership of the common stock of the entities comprising the Subsidiaries or any other person, group or entity controlled or managed by any of the foregoing) acquires beneficial ownership, directly or indirectly, of securities of either the Company or the Subsidiaries, representing all or a majority of the combined voting power of the Company’s or the Subsidiaries’ then outstanding securities; or

(ii) the sale of all or substantially all of the consolidated assets of the Company or the Subsidiaries (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).

(c) “Disability” shall mean your absence from employment for at least one hundred twenty (120) days in any twelve (12) month period as a result of your incapacity due to mental or physical illness or incapacity, as reasonably determined by the Firm.

(d) “Firm” shall mean the Company and collectively, the Company’s and LSHI’s (as defined below) other subsidiaries or affiliates (including, but not limited to, LSP (as defined below) and LSPS (as defined below)).

(e) “Good Reason” shall mean a material breach by the Firm of the terms of your employment (including without limitation a material diminution of your duties, responsibilities or authority, any material reduction of your compensation (including base salary and target bonus), or the relocation of the Firm’s or the Subsidiaries’ offices to a location not within New York City, Westchester County, New York, Fairfield County, Connecticut or a location more than fifty (50) miles from your current residence as of the date hereof without your written consent) which is not corrected by the Firm within thirty (30) days of your written notice to the Firm.

(f) “Qualifying Termination” shall mean the occurrence of a Change in Control and, within 12 months thereafter, your employment is terminated by (i) the Company for any reason other than for death, Disability or Cause or (ii) you for Good Reason.

(g) “Subsidiaries” shall mean collectively, LaBranche Structured Holdings, Inc. (“LSHI”), LaBranche Structured Products, LLC (“LSP”), LaBranche Structured Products Specialists LLC (“LSPS”) and the other subsidiaries of LSHI.

5. MISCELLANEOUS.

(a) Governing Law. The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of New York without regard to the principles of conflicts of laws of the State of New York or those of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.

(b) Release; Survival. Any and all payments to which you may become entitled under Section 2 are conditioned upon and subject to your execution of, and not having revoked within any applicable revocation period, a general release of the Firm and its directors and officers, and in substantially the form attached on Annex A hereto. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the expiration or termination of this Agreement shall not relieve any party of any obligations that may have accrued hereunder prior to such expiration or termination. The provisions of Sections 2, 3 and this Section 5 shall survive the expiration or termination of this Agreement.

(c) Legal Fees; Reimbursement of Certain Expenses. The Company shall promptly reimburse you for reasonable legal fees and reasonable expenses incurred by you in connection with seeking to obtain or enforce in good faith any right or benefit provided to you by the Company pursuant to or in accordance with this Agreement up to a maximum of $50,000; provided, however, that, notwithstanding the foregoing, the Company shall not reimburse you for such reasonable legal fees and reasonable expenses unless you substantially prevail in such dispute.

(d) Entire Agreement. The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral; provided that this Agreement shall not conflict with or supercede any change in control vesting provisions contained in any RSU agreement between the Company and you. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

(e) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) No Guarantee of Employment. This Agreement does not and shall not be construed as a guarantee of continued employment of you by the Company for any period of time.

(g) Headings. The headings of the sections contained in this Agreement are for convenience of reference only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(h) Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been given when hand delivered, one day after being sent by overnight courier, or four days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed, in the case of you, to your address as shown on the

Company’s records, and, in the case of the Company, to its principal office, to the attention of George M.L. LaBranche, IV, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original of the party executing the same and all of which together shall constitute one and the same instrument.

(j) Successors and Assigns. The rights and obligations of the Company under this Agreement shall be binding upon its successors and assigns and may be assigned by the Company to the successors in interest of the Company. The rights and obligations of you under this Agreement shall be binding upon your heirs, legatees, personal representatives, executors or administrators. This Agreement may not be assigned by you, but any amount owed to you upon your death shall inure to the benefit of your heirs, legatees, personal representatives, executors, or administrators.

(k) Waiver. No delay or omission by the Company or you in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or you on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(l) Severability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

LaBranche & Co Inc.

By:
Name:
Title:

ACCEPTED AND AGREED TO

As of the date first written above

By:
[Employee]

Address:	LaBranche & Co Inc.
One Exchange Plaza
New York, NY 10006

ANNEX A

RELEASE OF CLAIMS

This Release of all Claims (the “Release”) is entered into by and between LaBranche & Co Inc. (the “Company”) and [Employee] (the “Executive”) and dated as of [INSERT DATE] (the “Effective Date”).

In consideration of the promises set forth in the change in control agreement between the Executive and the Company, dated as of September 18, 2007 (the “Change in Control Agreement”), the Executive and the Company (the “Parties”) hereby agree as follows:

1. Change in Control Agreement Entitlements. The Executive’s termination of employment shall be effective as of the Effective Date. Consequently, the Company shall provide the Executive the following post-termination payments to which he would not be entitled under the Change in Control Agreement, but for the execution of this Release (capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Change in Control Agreement):

The Company shall pay to the Executive a lump-sum cash amount equal to $             and provide the Executive the other benefits provided pursuant to Section 2(b) of the Change of Control Agreement.

2. Release of Claims.

(a) As used in this Release, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b) The Executive, for and on behalf of himself and his successors, assigns, legal representatives, heirs, executors and administrators, does hereby remise, release, absolve and discharge, the Company, the Firm, all of their respective successors and assigns, subsidiaries, affiliates and legal representatives (in their capacities as such), past and present, and all of their respective directors, officers, shareholders, members, agents, employees, attorneys, successors, assigns, legal representatives, heirs, executors and administrators, past and present, and each and every one of them, in their individual and corporate capacities as such (collectively, the “Releasees”) from any and all claims which the Executive had, may have had, or now has against the Company, the Releasees, collectively or any member of the Releasees individually, for or by reason of any matter, cause or thing whatsoever including any claim arising out of or attributable to the Executive’s employment or the termination of the Executive’s employment with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any applicable Federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, sexual preference or any other factor. This release of claims includes, but is not limited to, all claims arising under: the Age Discrimination in Employment Act of 1967 (the “ADEA”, a law which prohibits discrimination on the basis of age); the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act of 1990; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974; the Family Medical Leave Act; the Equal Pay Act; all as amended, and all other Federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. Notwithstanding the foregoing, this Section 2(b) shall not apply to any claims that arise under or are in connection with (i) this Release, (ii) employee benefit plans of general applicability in which the Executive participated as of the date of his termination of employment, and (iii) the Executive’s rights, if any, to indemnification by the Company under the articles, by-laws, policies or other agreements or applicable law.

(c) The Executive represents that the Executive has not filed or permitted to be filed against the Releasees, any member of the Releasees individually or the Releasees collectively, any complaint, charge, claim, suit, action or proceeding before any local, state or federal court or other body (each individually, a “Proceeding”). The Executive further represents that the Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. The Executive covenants and agrees that the Executive will not initiate or cause to be initiated on the Executive’s behalf any Proceeding at any time hereafter with respect to the subject matter of this Release and claims release pursuant to this Release (including, without limitation, any claims relating to the termination of the Executive’s employment), except as may be necessary to enforce this Release, to obtain benefits described in or granted under this Release, to seek a determination of the validity of the waiver of the Executive’s rights under the ADEA or as required by law. Except as otherwise provided in the preceding sentence, the Executive will not voluntarily participate in any judicial proceeding of any nature or description against the Releasees, any member of the Releasees individually or the Releasees collectively as of the Effective Date. The Executive waives any right the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that, by executing this Release, the Executive will be limiting the Executive’s right to pursue certain claims and the availability of certain remedies the Executive may have against the Releasees, any member of the Releasees individually or the Releasees collectively. Notwithstanding the above, nothing in this Section 2(c) shall prevent the Executive from initiating or participating in an investigation or proceeding conducted by the EEOC.

3. Time to Consider. The Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 2 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE

ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4. Revocation. The Executive hereby acknowledges and understands that the Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release and that neither the Company nor any other person is obligated to provide any post-employment benefits to the Executive pursuant to Section 1 until eight (8) days have passed since the Executive’s signing of this Release without the Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight (8) day period, consistent with the terms of the Release. If the Executive revokes this Release, the Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.

5. Availability of Relief. In the event that the Executive fails to abide by any of the terms of this Release, including but not limited to Section 2 of this Release, the Company may, in addition to any other legal, monetary or equitable remedies it may have, terminate any portion of the payments that are subsequently due pursuant to Section 1, if any, without waiving the release granted to the Releasees herein.

6. Miscellaneous.

(a) Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the notice provisions contained in Section 5(h) of the Change in Control Agreement.

(b) Successors. This Release shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

(c) Taxes. The Company shall withhold from any amounts payable under this Release such taxes as may be required to be withheld pursuant to any applicable law or regulation.

(d) Severability. In the event that any provision of this Release is determined to be invalid or unenforceable, the remaining terms and conditions of this Release shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

(e) Non-Admission. Nothing contained in this Release shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of the Company.

(f) Non-Waiver. A failure of either the Executive or any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof.

(g) Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.

(h) Headings. The headings of the sections contained in this Release are for convenience of reference only and shall not be deemed to control or affect the meaning or construction of any provision of this Release.

(i) Counterparts. This Release may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of this Release (or its signature page thereof) shall be deemed to be an executed original thereof.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand as of the date first written above.

[Employee]